#036 Tax Free High Yield Fund

7/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $17,961.



72DD1 (000s omitted)

Class A	 	$204
Class B          46
Class C           3

72DD2 (000s omitted)

Class M		$  2

73A1

Class A		$0.680440
Class B 		 0.599949
Class C		 0.580436

73A2

Class M 		$0.642928


74U1 (000s omitted)

Class A		 64,086
Class B		 14,485
Class C		    850

74U2 (000s omitted)

Class M		    560

74V1

Class A		$12.46
Class B		 12.48
Class C		 12.47

74V2

Class M		$12.46